Filed Pursuant to Rule 424(b)(5)
Registration No. 333-209889

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 7, 2016

PROSPECTUS SUPPLEMENT

(to Prospectus dated March 2, 2016)

INTERNATIONAL FLAVORS & FRAGRANCES INC.

€

    % Senior Notes due

We are offering €             aggregate principal amount of     % Senior Notes due          (the “notes”). The notes will bear interest at a rate of     % per annum and will mature on             ,     . Interest on the notes will accrue from                 , 2016, and will be payable annually in cash in arrears on              of each year, beginning on                 , 2017.

We may, at our option, redeem the notes in whole or in part at any time or from time to time prior to maturity at the redemption price described in the section “Description of the Notes – Optional Redemption” in this prospectus supplement. In addition, we may redeem all, but not part, of the notes in the event of certain changes in tax laws of the United States and other jurisdictions. Upon an occurrence of a “change of control triggering event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes are our direct, unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Currently there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange, or the NYSE. The listing application will be subject to approval by the NYSE. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We expect trading in the notes on the NYSE to begin within 30 days after the initial issuance of the notes.

Investing in the notes involves significant risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price(1)		%	€
Underwriting discount		%	€
Proceeds, before expenses, to International Flavors & Fragrances Inc.		%	€

(1)	Plus accrued interest, if any, from , 2016, if settlement occurs after that date.

We expect that delivery of the notes will be made to investors in book-entry form through a common depository for Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., against payment on or about             , 2016.

Joint Book-Running Managers

BNP PARIBAS	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is                 , 2016.

Unless we have indicated, or the context otherwise requires, references in this prospectus supplement to “IFF,” “the Company,” “we,” “us,” “our,” or similar terms are to International Flavors & Fragrances Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. Some of the information contained in or incorporated by reference in the accompanying prospectus may not apply to this offering. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with information contained in or incorporated by reference in the accompanying prospectus, you should rely on the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement.

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We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than their respective dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

IN CONNECTION WITH THIS OFFERING, J.P.MORGAN SECURITIES PLC (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF ANY STABILIZING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARILER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH APPLICABLE LAWS AND RULES.

Notice to Prospective Investors in the European Economic Area

In any EEA Member State that has implemented the Prospectus Directive, this communication is only addressed to and is only directed at qualified investors in that Member State within the meaning of the Prospectus Directive.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) that has implemented the

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Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive and that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents.

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply to us.

The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of FSMA.

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SUMMARY

This summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus carefully, including the section entitled “Risk Factors,” as well as the documents incorporated by reference, before making an investment decision.

The Company

We are a leading global creator of flavors and fragrances (including cosmetic active ingredients) that are used in the food, beverage, personal care or household products industries. Our flavor and fragrance compounds combine a number of ingredients to produce proprietary formulas created by our flavorists and perfumers. Utilizing our capabilities in consumer insight, research and product development (“R&D”) and creative expertise, we partner with our customers to provide innovative and differentiated product offerings that drive consumer preference. We believe that this collaborative approach will generate market share gains for our customers.

Our approximately 6,700 employees, 34 manufacturing facilities and 33 creative centers are located in 35 different countries. We collaborate with our customers to develop the 38,000 products we provide our customers in approximately 150 countries. We believe we are well positioned to serve both our global customers as well as the increasing number of regional and specialty consumer goods producers. In addition, through our acquisition of Lucas Meyer Cosmetics (“Lucas Meyer”) in 2015, we have added to our portfolio active and functional ingredients, botanicals and delivery systems to support our customers’ cosmetic and personal care product lines.

We principally compete in the flavors and fragrances market, which is part of a larger market which supplies a wide variety of ingredients and compounds that are used in consumer products. The broader market includes large multinational companies and smaller regional and local participants that supply products such as seasonings, texturizers, spices, enzymes, certain food-related commodities, fortified products and cosmetic ingredients. The global market for flavors and fragrances has expanded consistently, primarily as a result of an increase in demand for, as well as an increase in the variety of, consumer products containing flavors and fragrances. The flavors and fragrances markets in which we compete were estimated by management to be $18.0 billion in 2014, and are forecasted to grow to approximately $21.6 billion by 2019, primarily driven by expected growth in emerging markets.

Source: Company estimates based on IAL Consultants: Overview of the Global Flavours & Fragrances market (9th edition, 2014).

In 2015, we achieved sales of approximately $3.0 billion, making us one of the top four companies in the global flavors and fragrances sub-segment of the broader ingredients and compounds market. Within the flavors and fragrances sub-segment of this broader market, the top four companies represent approximately two-thirds of the total estimated sales. In late 2015, we expanded our capabilities and product offerings into cosmetic actives through our acquisition of Lucas Meyer. We estimate the market size for cosmetic actives to be approximately $1.5 billion as of 2015. We believe that our diversified business platform consisting of expansive geographic coverage, a broad product portfolio and a global and regional customer base, positions us to achieve long-term growth as the flavors and fragrances markets expand.

We operate in two business segments, Flavors and Fragrances. In 2015, our Flavors business represented 48% of our sales, while our Fragrances business represented 52% of sales. Our business is geographically diverse, with sales to customers in the four regions set forth below:

Region	% of 2015
Europe, Africa, Middle East	31%

Greater Asia	28%

North America	24%

Latin America	17%

We are committed to winning in emerging markets. We believe that significant future growth potential for the flavors and fragrances industry, and for our business, exists in the emerging markets (all markets except North America, Japan, Australia, and Western, Southern and Northern Europe). Over the past five years our currency neutral growth rate in emerging markets has outpaced that of developed markets. Despite current challenges experienced during 2015 in certain emerging markets, such as Brazil, Argentina and China, we expect this long-term trend to continue for the foreseeable future.

We have had operations in some of the largest emerging markets for multiple decades. As a result of these established operations, sales in emerging markets represented 51% of 2015 sales, up from 50% in 2014. As our customers in emerging markets grow their businesses, they will have the ability to leverage our long-standing presence and our extensive market knowledge to help drive their brands. During 2015, our 25 largest customers accounted for 52% of our sales. Sales to our largest customer accounted for 12% of our sales for each of the last three fiscal years. These sales were principally in our Fragrances business.

Our Strategic Priorities

We are focused on generating sustainable profitable growth in our business and positioning our portfolio for long-term growth. During 2015, we announced our Vision 2020 strategy, which focuses on building differentiation and accelerating growth. Our Vision 2020 strategy has four pillars:

(1)	Innovating Firsts - We seek to strengthen our position and drive differentiation in priority R&D platforms. We are sharply focused on key initiatives that are grounded in consumer needs, such as modulation, proteins and textures for flavors, new molecules and digital scents for fragrances, and delivery systems and naturals across both business units. In 2015, we launched four captive molecules to be used exclusively by our perfumers, and commercialized two new natural taste modulators.

(2)

Win Where We Compete - Our goal is to achieve a #1 or #2 market leadership position in key markets and categories and with specific customers. For example, we believe that there is opportunity to further improve our market share position in North America, where innovation-centric customers are expected to continue to drive one of the world’s largest flavor and fragrance markets. In the Middle East and Africa, which are among the fastest-growing regions globally, many of our international and domestic customers are strategizing to penetrate these key markets and we believe that we can leverage our existing relationships with them to increase our participation in these markets. In addition, we are targeting specific end-use categories, such as Home Care and Fine Fragrances, and customers, where innovation and creativity will fuel growth.

(3)	Become Our Customers’ Partner of Choice - Our goal is to attain commercial excellence by providing our customers with in-depth local consumer understanding, industry-leading innovation, outstanding service and the highest quality products. In 2015, we won the North America innovation award with one of our largest flavor customers, which recognizes partners for their thought leadership. In addition, one of our global fragrance customers presented us with their Supplier Excellence award, an achievement designed to acknowledge their top performing business partners. We believe the addition of Lucas Meyer to our Fragrances business enhances our capabilities and product offerings needed to be a partner of choice. We believe that becoming our customers’ partner of choice will lead to incremental business opportunities for our customers and us.

(4)	Strengthen and Expand the Portfolio - We actively pursue value-creation through partnerships, collaborations, and acquisitions within flavors, fragrances and adjacencies. We prioritize opportunities that provide (i) access to new technologies, (ii) the ability to increase our market share in key markets and with key customers or (iii) access to adjacent products or services that will position us to leverage our expertise in science and technology and our customer base. As part of this pillar, we are targeting $500 million to $1 billion of incremental sales growth through acquisitions by 2020.

During 2015, we completed two acquisitions that are aligned with our Vision 2020 strategy. Through our acquisition of Ottens Flavors in May 2015, we strengthened our flavors market position in North America and increased our capabilities to serve small and mid-sized customers. We believe our acquisition of Lucas Meyer, will expand our ingredients offerings into the cosmetic industry and thereby allow us to build greater customer intimacy and drive penetration into the skin care and hair care businesses.

General

Our principal executive offices are located at 521 West 57th Street, New York, New York 10019. Our telephone number at that location is (212) 765-5500. Our home page on the internet is www.iff.com. Other than the information expressly set forth or incorporated by reference, the information contained, or referred to, on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	International Flavors & Fragrances Inc., a New York corporation.

Securities Offered	€ aggregate principal amount of % Senior Notes due .

Maturity Date	The notes will mature on , unless previously redeemed.

Interest	Interest will accrue at an annual rate of % on the notes. Interest will be paid annually in cash in arrears on of each year, beginning on , 2017.

Ranking	The notes are our direct, unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. See “Description of the Notes – Ranking” in this prospectus supplement.

Optional Redemption	We may redeem the notes, at our option, in whole or in part at any time or from time to time before maturity, at the redemption price described in this prospectus supplement. See “Description of the Notes – Optional Redemption” in this prospectus supplement.

Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a “change of control triggering event,” as described in “Description of the Notes – Offer to Repurchase Upon a Change of Control Triggering Event” in this prospectus supplement, we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Redemption for Tax Reasons	We may redeem all, but not part, of the notes in the event of certain changes in the tax laws of the United States or certain other jurisdictions. This redemption would be at 100% of the principal amount of the notes to be redeemed, together with accrued and unpaid interest on the notes to be redeemed to the date fixed for redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. See “Description of the Notes — Issuance in Euro; Payment on the Notes” in this prospectus supplement.

Covenants	The notes and the indenture relating to the notes limit, among other things, our ability to engage in mergers or consolidations, to create liens, to enter into sale and lease-back transactions and to transfer or lease all or substantially all of our assets. See “Description of the Notes — Certain Covenants” in this prospectus supplement.

Additional Amounts	Subject to certain exceptions and limitations set forth herein, we will pay additional amounts as may be necessary to ensure that every net payment on a note to a beneficial owner that is not a U.S. person, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, duty, assessment or other governmental charge imposed upon or as a result of such payment by the United States and certain other jurisdictions, will not be less than the amount provided in such note to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Further Issuances	We may, from time to time and without the consent of the holders, create and issue additional notes with the same terms (including maturity and interest payment terms) as, and ranking equally and ratably with, the notes initially offered in this offering. There is no limit on the amount of notes that can be issued under the indenture governing the notes.

Use of Proceeds	We intend to use the net proceeds from this offering to repay a portion of our maturing long-term debt, to repay borrowings under our revolving credit facility and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Certain affiliates of the underwriters are lenders under our revolving credit facility. As described in “Use of Proceeds,” a portion of the net proceeds from this offering will be used to repay borrowings under such facility. Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, will be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority, Inc. (“FINRA”). Pursuant to this rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the offering is of debt securities that are investment grade rated in accordance with paragraph (a)(1)(C) of FINRA Rule 5121. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Sinking Fund	None.

Book-entry; Denomination and Form	The notes will be issued only in registered, book-entry form. One or more global notes will be deposited with a common depository on behalf of Clearstream, société anonyme, and Euroclear Bank S.A./N.V. and registered in the name of the common depositary or its nominee. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Risk Factors	See “Risk Factors” in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to understand the risks associated with an investment in the notes.

Listing	We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date.

Trustee	U.S. Bank National Association

Paying Agent	Elavon Financial Services Limited, UK Branch

Transfer Agent and Registrar	Elavon Financial Services Limited

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

CUSIP

ISIN

Common Code

RISK FACTORS

An investment in the notes involves significant risks. You should consult with your own financial and legal advisers and carefully consider, among other matters, the following risks and those described in our Annual Report on Form 10-K for the year ended December 31, 2015 and the other documents incorporated herein by reference. You should carefully consider the risks described in those reports and the other information in this prospectus supplement and accompanying prospectus before you decide to invest in the notes. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect us. If any of those risks were to occur, our financial condition, operating results and prospects, as well as the value of the notes, could be materially adversely affected.

Risks Related to Our Business

For a discussion of risks related to our business and operations, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015, as well as similar disclosures contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement. See “Incorporation of Certain Information by Reference.”

Risks Related to the Notes

The notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness and effectively junior to any secured indebtedness we may incur. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of the Company, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. Currently, we generate approximately 23% of our consolidated net sales and 15% of our consolidated gross profit (excluding intercompany sales) at the parent level, while our subsidiaries generate approximately 77% of our consolidated net sales and 85% of our consolidated gross profit. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors of our subsidiaries, will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2015, our subsidiaries (i) had approximately $767.6 million of outstanding liabilities and (ii) as adjusted for this offering, would have had $636.2 million of outstanding liabilities, in each case including trade payables, but excluding intercompany liabilities and deferred gains.

In addition, the indenture governing the notes permits our subsidiaries to incur additional indebtedness, and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.

We may incur additional indebtedness.

As of December 31, 2015, we had $1,070.2 million of debt outstanding. See our annual report on Form 10-K for the year ended December 31, 2015. The indenture governing the notes does not prohibit us from incurring additional unsecured indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes subject to limitations described in the section “Description of the Notes – Certain Covenants” in this prospectus supplement. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the notes. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make payments on junior or other indebtedness.

Our credit ratings may not reflect all risks of an investment in the notes.

The notes are expected to be rated by at least one nationally recognized statistical rating organization. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. There is no assurance that a credit rating will remain for any given period of time or that a credit rating will not be lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances so warrant. In the event that a credit rating assigned to the notes or to us is subsequently lowered for any reason, no person or entity is obliged to provide any additional support or credit enhancement with respect to the notes, and the market value of the notes is likely to be adversely affected.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no established trading market. Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. If an NYSE listing of the notes is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. Certain of the underwriters have informed us that they currently intend to make a market in the notes, but they have no obligation to do so and may discontinue making a market at any time without notice. If an active trading market does not develop or is not sustained, the market price and liquidity of the notes may be adversely affected and you may be unable to resell your notes at a particular time, at their fair market value or at all.

If an active trading market does develop, many factors could adversely affect the market price of the notes.

The market price of the notes will depend on many factors, including:

•	ratings on our debt securities assigned by the credit rating agencies;

•	the market demand for securities similar to the notes and the interest of securities dealers in making a market for the notes;

•	the number of holders of the notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects;

•	the market price of our common stock;

•	the prospects for companies in our industry generally; and

•	the overall condition of the financial markets.

Historically, the market for investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on holders of the notes, regardless of our financial condition and performance and our prospects.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your fixed rate notes may decline. We cannot predict the future level of market interest rates.

There may be certain tax consequences of holding the notes.

Different holders will be treated differently depending on the terms of the notes and their own particular status and circumstances. Potential investors should consider, and consult with their own tax advisers about the U.S. federal income and European Union (as well as other applicable state, local and foreign income and other) tax consequences to them of investing in, holding, and disposing of the notes.

The notes may not be a suitable investment for all investors.

You must determine the suitability of your investment in light of your own circumstances. In particular, you should (1) have sufficient knowledge and experience to make a meaningful evaluation of the notes, the merits and risks of investing in the notes and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus; (2) have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of your particular financial situation, an investment in the notes and the impact the notes will have on your overall investment portfolio; (3) have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes; (4) understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and (5) be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

To the extent we would be required to repurchase the notes upon a change of control triggering event, we may not have sufficient cash at such time to repurchase all the notes plus all other notes subject to a change of control triggering event repurchase obligation.

The notes will require us to offer to repurchase all or any part of the notes upon the occurrence of a Change of Control Triggering Event, as defined in the “Description of the Notes – Repurchase Upon Change of Control Triggering Event” section of this prospectus supplement. We may in the future issue additional notes and enter into additional debt instruments that require us to repurchase or repay the principal amount of debt outstanding (plus, in certain circumstances a premium) upon the occurrence of a Change of Control Triggering Event or similar event. If such event were to occur, we may not have sufficient financial resources available to satisfy all those obligations, and consequently we may not be able satisfy our obligations to repurchase your notes.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the notes includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets. There is no precise, established and binding interpretation of the phrase “substantially all” under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a sale, lease, transfer, conveyance or other disposition of “substantially all” our and our subsidiaries’ assets. As a result, in certain circumstances, it may be unclear whether a Change of Control Triggering Event has occurred and therefore whether a holder of notes has the right to require us to repurchase those notes.

We may redeem the notes at our option, which may adversely affect your return on the notes.

The notes are redeemable at our option, and we may, therefore, choose to redeem all or part of the notes at any time prior to the maturity date, including at times when prevailing interest rates are relatively low. In the event that we redeem the notes prior to maturity, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

An investment in the notes by a purchaser whose home currency is not euro entails significant risks.

All payments of interest on and the principal of the notes and any redemption price for the notes will be made in euro. An investment in the notes by a purchaser whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning the instability of the euro and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The European Commission has proposed a financial transactions tax in certain member states of the European Union which, if adopted, could apply in certain circumstances to secondary market trades of the notes both within and outside of those participating member states.

The European Commission has published a proposal for a directive for a common financial transactions tax, or FTT, in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia, to which we refer as the participating Member States. The proposed FTT has very broad scope and could, if implemented in the form proposed by the European Commission, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

Under the European Commission proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in notes where at least one party is a financial institution and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including by transacting with a person established in a participating Member State.

Joint statements issued by participating Member States originally indicated an intention to implement the FTT by January 1, 2016. However, the FTT proposal remains subject to negotiation among the participating Member States. It may therefore be materially altered prior to any implementation (if at all), the timing of which remains unclear, and the extent to which it may ultimately apply (if at all) to dealings in the notes is uncertain. Additional Member States may decide to participate. In December 2015, a joint statement was issued by the participating Member States (except Estonia, which no longer wishes to proceed), indicating an intention to make decisions on the remaining open issues by the end of June 2016. Prospective holders of, and investors in, the notes are advised to seek their own professional advice regarding the FTT.

CURRENCY CONVERSION

Unless otherwise specified, the euro/U.S. dollar exchange rate used in this prospectus supplement is €1.00 = $1.0932, as announced by the U.S. Federal Reserve Board on February 26, 2016.

Investors will be subject to foreign exchange risk as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the documents incorporated by reference, which are not historical facts or information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations and include statements concerning (i) our ability to achieve long-term sustainable growth and increase shareholder value, (ii) growth potential in the emerging markets and (iii) our competitive position in the market and expected future financial results. These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in the Company’s business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect,” “anticipate,” “believe,” “outlook,” “may,” “estimate,” “should,” “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, those discussed in the “Risk Factors” section of this prospectus supplement and the following:

•	the Company’s ability to implement its Vision 2020 strategy;

•	the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2020 strategy, and to realize the anticipated benefits of those acquisitions;

•	the Company’s ability to effectively compete in its market, and to successfully develop new and competitive products that appeal to its customers and consumers;

•	changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending;

•	the Company’s ability to benefit from its investments and expansion in emerging markets;

•	the impact of currency fluctuations or devaluations in the principal foreign markets in which the Company operates, including the devaluation of the euro;

•	the economic and political risks associated with the Company’s international operations, including current challenging economic conditions in China and Latin America;

•	the impact of any failure of the Company’s key information technology systems or a breach of information security;

•	the Company’s ability to attract and retain talented employees;

•	the Company’s compliance with environmental protection laws;

•	the Company’s ability to realize expected cost savings and efficiencies from its profitability improvement initiative and other optimization activities;

•	volatility and increases in the price of raw materials, energy and transportation;

•	fluctuations in the quality and availability of raw materials;

•	the impact of a disruption in the Company’s supply chain or its relationship with its suppliers;

•	any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies;

•	the Company’s ability to successfully manage its working capital and inventory balances;

•	uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies;

•	the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments;

•	adverse changes in federal, state, local and international tax legislation or policies and adverse results of tax audits, assessments, or disputes; and

•	changes in market conditions or governmental regulations relating to our pension and postretirement obligations.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. For additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity, see “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and as may be included from time to time in our reports filed with the SEC.

The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus supplement and the accompanying prospectus, or included in any of our periodic reports filed with the SEC and incorporated by reference in this prospectus supplement could materially and adversely impact our operations and our future financial results.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes will be approximately €             million after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to repay at maturity our 6.14% Series D Notes due July 12, 2016, of which $125 million in aggregate principal amount is outstanding, to repay borrowings under our revolving credit facility, and to use the remaining net proceeds for general corporate purposes. As of December 31, 2015, we had $131.2 million outstanding under our revolving credit facility, which expires on April 4, 2019 (subject to extension), with a weighted average interest rate thereon of 2.67%.

Certain affiliates of the underwriters are lenders under our revolving credit facility, and, accordingly, will receive a portion of the net proceeds from this offering that are used to repay borrowings under such facility. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following sets forth our capitalization on a consolidated basis as of December 31, 2015. We have presented our capitalization on both an actual and an as adjusted basis to reflect the issuance and sale of the notes offered hereby, after deducting underwriting discounts and estimated offering expenses payable by us, the repayment at maturity of the 6.14% Series D Notes due July 12, 2016 and the repayment of borrowings under our credit facility. See “Use of Proceeds.” You should read the following table along with our financial statements and the accompanying notes to those statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference” in this prospectus supplement and “Where You Can Find More Information; Incorporation By Reference” in the accompanying prospectus.

	As of December 31, 2015
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$181,988	$

Long-term debt:
Credit facilities (1)	131,196		0
Notes offered hereby (2)	—
6.14% Series D Notes due 2016	125,000		0
6.25% Series A Senior Notes due 2017	250,000		250,000
6.35% Series B Senior Notes due 2019	100,000		100,000
6.50% Series C Senior Notes due 2022	50,000		50,000
6.79% Series D Senior Notes due 2027	100,000		100,000
3.20% Senior notes due 2023	299,809		299,809

Total long-term debt (3)	1,056, 005

Total shareholders’ equity (4)	1,590,318

Total capitalization	$2,646,323	$

(1)	Amounts outstanding under the credit facility as of December 31, 2015 were borrowed by our wholly-owned subsidiary IFF Luxembourg, a borrower under the facility.
(2)	Converted to exchange rate set forth under “Currency Conversion.”
(3)	On an as adjusted basis, does not include approximately $42.8 million of additional indebtedness incurred through January 31, 2016 by the Company.
(4)	Does not include noncontrolling interest.

DESCRIPTION OF THE NOTES

The following description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

The notes will be governed by an indenture, dated as of March 2, 2016, between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture thereto, relating to the notes. We refer to the indenture as so supplemented as the “indenture”. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following discussion summarizes the material provisions of the notes and the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture, and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms in the indenture. You should read the indenture for provisions that may be important to you, but which are not included in this summary.

General

The notes will initially be issued in the aggregate principal amount of €            . We may from time to time, without giving notice to or seeking the consent of the holders of the original notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the original notes. Any additional notes having such similar terms, together with the applicable original notes, will constitute a single series of notes under the indenture, provided that any such further securities will be fungible with the notes for U.S. federal income tax purposes.

The notes will bear interest at     % per annum. Interest on the notes will accrue from                     , 2016, and will be payable annually in cash in arrears on                     of each year, beginning                     , 2017, to holders of record at the close of business on                     (whether or not that date is a business day), immediately preceding such interest payment date. The notes will mature on                     ,         .

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes, to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment. A “business day” is defined in the indenture as any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or The City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

The notes will be issued only in fully registered, book-entry form without coupon and in minimum denominations of €100,000 and in integral multiples of €1,000 above that amount. The notes will be represented by one or more global securities registered in the name of USB Nominees (UK) Ltd., the common depositary for the notes, or its nominee. Except as described below under “—Book-Entry Issuance; Delivery and Form,” the notes will not be issuable in certificated form.

Ranking

The notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our existing and future other unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and will be effectively subordinated to all liabilities of our subsidiaries, including trade payables.

Issuance in Euro; Payment on the Notes

Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for obtaining exchange rates, effecting conversions or otherwise handling redenominations in connection with the foregoing. Investors will be subject to foreign exchange risks as to payments on the notes that may have important economic and tax consequences to them. See “Risk Factors” in this prospectus supplement.

Place of Payment; Transfer and Exchange

The place or places where payments will be made, where the notes may be surrendered for registration of transfer, exchange or redemption and where notices may be given to us in respect of the notes will initially be the office of the paying agent at Fifth Floor, 125 Old Broad Street, London EC2N 1AR, United Kingdom (or such other office of the paying agent in London, United Kingdom as agreed to by the Company and the paying agent); provided, however, that the payment of interest may be made at our option by check mailed to the address of the person entitled thereto at such address as shall appear in the security register.

Optional Redemption

The notes may be redeemed, in whole or in part, at our option, at any time or from time to time. Prior to             , (three months prior to the maturity of the notes), the redemption price for the notes to be redeemed will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes to be redeemed on that redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed on that redemption date, not including any portion of any payments of interest accrued to the redemption date, discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association)) at the applicable Comparable Government Bond Rate (as defined below), plus basis points;

plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date.

On or after                     ,     (three months prior to the maturity of the notes), the redemption price for the notes to be redeemed will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date in accordance with the notes and the indenture.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. The notice of redemption will state any conditions applicable to a redemption and the amount of notes to be redeemed.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond (Bundesanleihe) whose maturity is closest to the maturity of the notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by the Company.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless we default in the payment of the redemption price and accrued interest. On or before the redemption date, we will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee, in accordance with the applicable depositary procedures; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part.

The notes are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “—Redemption for Tax Reasons.”

Sinking Fund

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Offer to Repurchase Upon Change of Control Triggering Event

Upon a Change of Control Triggering Event (as defined below), unless we have previously exercised any right to redeem the notes as described above under “—Optional Redemption,” each holder of notes will have the right to require us to repurchase all or any part (in minimum denominations of €100,000 or integral multiples of €1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of such notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of repurchase (the “Change of Control Payment”).

Within 30 days following the date upon which the Change of Control Triggering Event occurs, or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will mail a notice to each holder of notes, with a copy to the trustee, describing the terms of the Change of Control Offer and offering to repurchase the notes. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, it will state that the Change of Control Offer is conditioned on the Change of Control being completed on or prior to the Change of Control Payment Date.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture and the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions by virtue of compliance with such securities laws or regulations.

We will not be required to make a Change of Control Offer if a third party makes an offer to purchase the notes at a purchase price equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, on such notes to the date of purchase, in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee for cancellation the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of the notes being purchased by us.

For purposes of the foregoing discussion of a repurchase at the option of holders upon the occurrence of a Change of Control, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and of our subsidiaries’ properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) and Section 14(d) of the Exchange Act) other than us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in clause (1) above) becomes the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock (measured by voting power rather than number of shares); or (4) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction.

“Change of Control Triggering Event” means the occurrence of both (1) a Change of Control and (2) a Ratings Event.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if applicable, the equivalent investment grade credit rating from any substitute Rating Agency selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both as the case may be.

“Ratings Event” means the occurrence of the events described in (1) or (2) below on any date during the period commencing 60 days prior to the date of the public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (the “Trigger Period”), which Trigger Period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies: (1) in the event the notes are rated by both Rating Agencies as investment grade, the rating of the notes shall be reduced so that the notes are rated below investment grade by both Rating Agencies, or (2) in the event the notes are rated investment grade by one Rating Agency and below investment grade by the other Rating Agency, the rating of the notes by either Rating Agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories) so that the notes are then rated below investment grade by both Rating Agencies.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of a Person means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Certain Covenants

Limitations on Liens

We will not, and will not permit any Restricted Subsidiary (as defined below) to, issue, incur, create, assume or guarantee any debt for borrowed money (collectively referred to as “Debt”) secured by any mortgage, security interest, pledge, lien, charge or other encumbrance (each a “Lien” and collectively, “Liens”) on any Principal Property (as defined below) or shares of stock (or other equivalents of or interests in equity) or indebtedness of a Restricted Subsidiary, unless the notes, and, at our option, any other indebtedness or guarantee ranking equally with such notes, are secured equally and ratably with, or at our option, prior to, such secured Debt, for so long as such Debt is so secured.

This restriction will not apply to Debt secured by:

•	liens on property, shares of stock or indebtedness of an entity existing at the time it becomes a Restricted Subsidiary, but not created in anticipation of the transaction in which such entity becomes a Restricted Subsidiary;

•	liens on property acquired by us or a Restricted Subsidiary existing at the time of acquisition by us or a Restricted Subsidiary;

•	liens on property acquired by us or a Restricted Subsidiary and created prior to, at the time of, or within 180 days after the acquisition of such property, or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property, for the purpose of financing all or any part of the purchase price of such property, such construction or the making of such improvements;

•	liens on property, shares of stock or indebtedness of an entity existing at the time such entity is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of an entity as an entirety or substantially as an entirety to us or a Restricted Subsidiary, provided that the lien was not incurred in contemplation of such merger or consolidation or sale, lease or other disposition;

•	liens on our or a Restricted Subsidiary’s property or in favor of governmental bodies to secure payments of amounts owed under contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such liens;

•	liens to secure indebtedness owing to us or a Restricted Subsidiary;

•	liens existing on the date of the initial issuance of the notes; and

•	any extension, renewal or replacement of any Lien referred to above or of any Debt secured by that Lien; provided, however, that such extension, renewal or replacement Lien will secure no larger an amount of Debt than that existing at the time of such extension, renewal or replacement.

Notwithstanding the restrictions described above, we or a Restricted Subsidiary may issue, incur, create, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that after giving effect to the Debt secured by such Lien, the aggregate amount of all Debt so secured by Liens, not including Liens permitted above, does not exceed the greater of (1) 15% of Consolidated Net Tangible Assets (as defined below) or (2) $100 million.

Limitations on Sale and Lease-back Transactions

Sale and Lease-Back Transactions (as defined below) by us or any Restricted Subsidiary of any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between us and one of our Restricted Subsidiaries or between Restricted Subsidiaries, are prohibited unless at the effective time of such transaction:

•	we or the Restricted Subsidiary would be entitled, pursuant to the covenant relating to “Limitation on Liens,” without equally and ratably securing the notes, to incur Debt secured by a Lien on the Principal Property involved in such transaction in an amount at least equal to the Attributable Debt (as defined below) with respect to such Sale and Lease-Back Transaction; or

•	we or the Restricted Subsidiary applies, within 180 days of the effective date of the Sale and Lease-Back Transaction, an amount equal to the greater of (1) the net proceeds of such sale or (2) the Attributable Debt with respect to such Sale and Lease-Back Transaction, to either, or a combination of, (x) the prepayment or retirement, other than any mandatory retirement, mandatory prepayment or sinking fund payment or payment at maturity, of debt for borrowed money of us or a Restricted Subsidiary, other than debt subordinate to the notes or debt to us or a Restricted Subsidiary, that matures more than 12 months after its creation or (y) the purchase, construction or development of other comparable property.

Certain Definitions

For purposes of the foregoing discussion of certain covenants, the following definitions are applicable:

“Attributable Debt” as used with respect to a Sale and Lease-Back Transaction, means, at the time of determination, the lesser of (a) the fair market value of the Principal Property leased, as determined in good faith by our Board of Directors, or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof, including any period for which such lease has been extended, discounted at the rate of interest set forth or implicit in the terms of such lease, as determined in good faith by our Board of Directors, compounded semi-annually.

“Consolidated Net Tangible Assets” means, as of any particular time, the aggregate amount of assets included on our consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available, less applicable reserves and other properly deductible items, after deducting from such amount:

•	all current liabilities, including current maturities of long-term indebtedness and current maturities of obligations under capital leases; and

•	the total of the net book values of all assets of us and our Subsidiaries properly classified as intangible assets under U.S. generally accepted accounting principles, including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein), constituting the principal corporate office, any manufacturing plant or any manufacturing or research or engineering facility, whether owned at or acquired after the date of the indenture, that is owned or leased by us or a Restricted Subsidiary, that is located within the continental United States, and that has a net book value at the time of the determination in excess of the greater of 10% of our Consolidated Net Tangible Assets or $50 million, unless our Board of Directors has determined in good faith that such property is not material to the operation of the business conducted by us and our Subsidiaries taken as a whole; provided, however, for purposes of the indenture, our corporate office located at 521 West 57th Street, New York, New York 10019-2960 will not be deemed a Principal Property.

“Restricted Subsidiary” means any Subsidiary (1) substantially all of whose property is located within the continental United States, (2) which owns a Principal Property and (3) in which our investment exceeds 1% of the aggregate amount of assets included on our consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available. However, the term “Restricted Subsidiary” does not include any Subsidiary that is principally engaged in certain types of leasing and financing activities.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property, whether owned at the date of the issuance of the notes or thereafter acquired, excluding temporary leases of a term, including renewal periods, of not more than three years, that has been or is to be sold or transferred by us or any Restricted Subsidiary to such person with the intention of taking back a lease of this property.

“Subsidiary” means (a) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by us or by one or more of our subsidiaries or by us and one or more of our subsidiaries, (b) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by us, or by one or more of our subsidiaries, or by us and one or more of our subsidiaries and (c) any limited partnership of which we or any of our subsidiaries is a general partner.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or will become obligated, based upon a written opinion of independent counsel selected by us, to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, and we cannot avoid such obligation by reasonable measures available to us, then we may at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those notes to (but excluding) the date fixed for redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay additional amounts as a payment in respect of the notes then due.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law.

If such withholding or deduction is required by law, we will pay such additional amounts on the notes as will result in receipt by each beneficial owner of a note that is not a United States Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such beneficial owner had no such withholding or deduction been required. The foregoing obligation, however, to make any payment of additional amounts will not apply:

1.	to any tax, assessment or other governmental charge that would not have been imposed but for the holder or beneficial owner, a fiduciary, settlor, beneficiary, member or shareholder of the holder or beneficial owner, or a person holding a power over an estate or trust administered by a fiduciary holder or beneficial owner, being treated as:

a.	being or having been present in, or engaged in a trade or business in, the United States, being treated as having been present in, or engaged in a trade or business in, the United States, or having or having had a permanent establishment in the United States;

b.	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment in respect of the notes or the enforcement of any rights under the indenture), including being or having been a citizen or resident of the United States or treated as being or having been a resident thereof;

c.	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

d.	being or having been a “10-percent shareholder,” as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, of us; or

e.	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

2.	to any beneficial owner that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3.	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4.	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deducting by us or a paying agent from the payment;

5.	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

6.	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

7.	to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder, or any other official interpretations thereof (collectively, “FATCA”), any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;

8.	any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later; or

9.	in the case of any combination of items (1) through (8).

Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge. References in this prospectus supplement and the accompanying prospectus to any payment on the notes include the related payment of additional amounts, as applicable.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States Person” means a citizen or individual resident of the United

States, a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

Book-Entry; Delivery and Form

Global Securities

The notes will be represented by one or more global securities (each a “global security”) in definitive, fully registered, book-entry form. The global securities will be deposited with or on behalf of the common depositary for, and in respect of interests held through, Euroclear and Clearstream. We will not issue certificated securities to you, except in the limited circumstances described in “Description of Debt Securities—Global Securities” in the accompanying prospectus. Each global security will be issued to the common depositary, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its own clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. The common depositary, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee.

Clearstream and Euroclear

The descriptions of the operations and procedures of Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

We have been advised by Euroclear and Clearstream, respectively, as follows:

Euroclear. Euroclear advises that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants and between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. All operations are conducted by Euroclear Bank, S.A./N.V. and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters (“Euroclear participants”). Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Euroclear terms and conditions”). The Euroclear terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payment with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Bank acts under the Euroclear terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions, to the extent received by the Euroclear Bank and by Euroclear.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global securities, Euroclear, Clearstream or such nominee or common depositary, as the case may be, will be considered the sole owner or holder of the notes represented by such notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global securities will be made to Euroclear, Clearstream or such nominee or common depositary, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distribution of principal and interest with respect to the global security will be credited in euros to the extent received by Euroclear or Clearstream from the trustee or the paying agent, as applicable, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global securities to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global securities through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global securities on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream to purchasers of book-entry interests in the global securities through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of IFF, the underwriters or the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Notices

Notices to holders of the notes will be sent by mail or email to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

Defeasance

The defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” will be applicable to the notes; provided that the coin or currency unit to be deposited with the trustee under such provisions shall be euro.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee, Paying Agent, Transfer Agent and Registrar

The trustee with respect to the notes is U.S. Bank National Association. Elavon Financial Services Limited will act as the paying agent, transfer agent and registrar with respect to the notes.

Listing

We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the initial issuance of the notes. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time. Currently there is no public market for the notes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes. This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, U.S. expatriates, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold the notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments). This discussion is limited to holders that purchase the notes in the initial offering at the issue price listed on the cover of this prospectus supplement and that hold such notes as capital assets (generally, property held for investment purposes) for U.S. federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate tax, Medicare contribution tax or other U.S. federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion also does not address tax consequences to U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

Prospective purchasers of the notes are urged to consult their own tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of other U.S. federal tax laws and state, local and foreign tax laws.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes who, for U.S. federal income tax purposes, is a citizen or individual resident of the United States, a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, or any State thereof or the District of Columbia, an estate whose income is subject to U.S. federal income tax regardless of its source, or a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of notes that is not a U.S. Holder and is not a partnership.

Payments upon Redemptions or Change of Control

We may redeem the Notes at any time as described under “Description of Notes – Optional Redemption,” and may have a right to redeem the notes under different terms or an obligation to repurchase them, as respectively described under “Description of Notes-Redemption for Tax Reasons” and “Description of Notes – Repurchase Upon Change of Control Triggering Event.” Although these provisions could arguably subject the notes to the provisions of the Treasury Regulations relating to “contingent payment debt instruments,” we believe and intend to take the position that the notes are not contingent payment debt instruments, for reasons including the remote likelihood of these provisions being exercised. Our position in this regard is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS were to successfully challenge this position, the amount, timing and character of payments under the notes may differ, which could increase the present value of a U.S. Holder’s United States federal income tax liability with respect to the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Consequences to U.S. Holders

Payments of Interest

A U.S. Holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on a note based on the spot rate of exchange on the date of receipt. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received, see “—Transactions in Euros,” below).

A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. Holder’s taxable year; or

•	at such U.S. Holder’s election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but will generally not be treated as an adjustment to interest income received on the notes.

Disposition of the Notes

Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a “Disposition”), except as noted below with respect to foreign currency exchange gain or loss, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. Holder’s adjusted tax basis in the note.

Subject to the discussion below regarding notes that are traded on an established securities market, the adjusted tax basis of a note to a U.S. Holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase and the amount realized by a U.S. Holder upon the Disposition of a note will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of Disposition. If the notes are traded on an established securities market, a U.S. Holder that uses the cash method of tax accounting, and a U.S. Holder that uses the accrual method of tax accounting if it so elects, will determine the U.S. dollar values of its adjusted tax basis in the note and the amount realized on the Disposition of a note by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the Disposition, respectively. The election available to accrual basis U.S. Holders discussed above must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes exceeds one year on the date of Disposition. Long-term capital gains recognized by non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a Disposition of a note will generally be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the U.S. Holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a note. This foreign currency exchange gain or loss will not be treated as an adjustment of interest income received on the note.

Transactions in Euros

Euros received as interest on, or on a Disposition of, a note will have a tax basis equal to their U.S. dollar value determined using the spot rate of exchange on the date such interest or such proceeds from Disposition are received. The amount of gain or loss recognized on a sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such euros. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the purchase or the Disposition. A U.S. Holder that purchases a note with previously owned euros will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such euros and the U.S. dollar fair market value of such note on the date of purchase.

Any such gain or loss will generally be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to euros and the immediate use of such euros to purchase a note will generally not result in any exchange gain or loss for a U.S. Holder.

Reportable Transactions

Treasury Regulations that are intended to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a disposition of a note or foreign currency received in respect of a note to the extent that such disposition results in a tax loss in excess of a threshold amount. Prospective investors should consult their own tax advisors to determine the tax reporting obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussion of the Foreign Account Tax Compliance Act below, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that both (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base within the United States by the Non-U.S. Holder) and (ii) the Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, (C) is not a bank extending credit under a loan agreement in the ordinary course of its trade or business and (D) satisfies certain certification requirements. Such certification requirements will be met if the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), under penalties of perjury, that it is not a U.S. person.

If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder but such Non-U.S. Holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes will generally be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a Non-U.S. Holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI (or appropriate substitute form) in order to claim an exemption from U.S. federal withholding tax.

Disposition of the Notes

Except with respect to accrued but unpaid interest, which will generally be taxed as described above under “Payments of Interest,” and subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, a Non-U.S. Holder will generally not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the disposition of the notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

In the case of (i) above, any gain or loss recognized by the Non-U.S. Holder on the disposition of the notes will generally be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax discussed above. In the case of (ii) above, the Non-U.S. Holder will generally be subject to a 30% tax on any capital gain recognized on the disposition of the notes (after being offset by certain U.S. source capital losses). These holders are urged to consult their own tax advisers with respect to the U.S. tax consequences of the ownership and disposition of the notes.

Information Reporting and Backup Withholding

A Non-U.S. Holder will generally be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments of principal and interest on, or the proceeds of a disposition of, the Notes. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable tax treaty. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

Additional withholding requirements under the Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on the notes, and, after December 31, 2018, gross proceeds from the disposition of the notes, held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on and, after December 31, 2018, gross proceeds from the disposition of the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. We will not pay additional amounts on account of any withholding tax imposed by FATCA. Prospective investors are urged to consult their own tax advisors regarding the possible implications of these rules on an investment in the notes.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

The Proposed Financial Transactions Tax (‘‘FTT’’)

Ten EU Member States are proposing to implement a financial transaction tax (“FTT”). In its proposed form, the FTT applies to certain transactions in financial instruments involving financial institutions where at least one party to which is located in a participating Member State, or where the financial instrument is issued in a participating Member State. The FTT is currently set to be levied at a minimum rate of 0.1% on all transactions other than derivatives which are to be taxed at a minimum rate of 0.01%. The FTT can be charged on both counterparties, depending on the nature of their activities, their location, and the subject matter of the transaction. The current proposals therefore do impact on certain financial institutions located outside the ten participating Member States, as well as certain financial institutions located outside the EU. The proposed FTT was due to take effect from 1 January 2014, then delayed to 1 January 2016, initially only with shares and certain derivatives being within the scope of tax. Other instruments, products and derivatives may come within the scope of the tax at a later date. In December 2015, a joint statement was issued by several participating Member States, indicating an intention to make decisions on the remaining open issues by the end of June 2016.

Any changes to the current framework of the taxation of financial transactions within the EU, including changes contemplated by the proposed FTT, could apply to certain dealings in the notes. Additionally, the proposed FTT contains certain anti-avoidance rules which may restrict our and a holder of the notes’ ability to mitigate the impact of these charges. It should be noted that a similar tax has already been introduced in France and Italy and other EU member states may introduce a similar tax. Participating EU member states which implement the FTT, such as France and Italy, are expected to repeal any similar taxes with effect from the implementation of the FTT. Prospective investors should consult their own tax advisors in relation to the FTT.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, for whom J.P. Morgan Securities plc, and Morgan Stanley & Co. International plc and BNP Paribas are acting as representatives, and each of the underwriters has severally agreed to purchase, the respective principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of notes
J.P. Morgan Securities plc	€
Morgan Stanley & Co. International plc
BNP Paribas

Total	€

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligation of the several underwriters to purchase the notes to be purchased thereunder depends on the satisfaction of certain customary conditions contained in the underwriting agreement. Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The underwriters initially propose to offer part of the notes directly to the public at the initial offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount. Any underwriter may allow, and any such dealer may reallow, a concession to certain other dealers not in excess of     % of the principal amount. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The underwriting discounts and commissions are equal to     % of the principal amount of the notes.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses. We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately €            .

New Issue of Securities

The notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. We intend to apply to list the notes on the New York Stock Exchange. It is not possible to predict whether the application will be approved for listing or, if approved, whether the application will be approved prior to the settlement date. Settlement of the notes is not conditional on obtaining the listing, and we are not required to maintain the listing. Therefore, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Indemnification and Contribution

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

No Sale of Similar Securities

We have agreed, during the period from the date of the underwriting agreement until the business day immediately following the delivery of the notes, not to offer, sell, contract to sell or otherwise dispose of any debt securities or warrants to purchase or otherwise acquire debt securities issued by us that are substantially similar to the notes without the prior written consent of the representatives.

Price Stabilization, Short Positions and Penalty Bids

IN CONNECTION WITH THE OFFERING OF THE NOTES, J.P. MORGAN SECURITIES PLC (THE “STABILIZING MANAGER”) (OR ANY PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH APPLICABLE LAWS AND RULES.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriting syndicate to reclaim selling concessions allowed for distributing the notes in this offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters may conduct these transactions in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about                 , 2016, which will be the fifth London business day following the date of this prospectus supplement and of the pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to three business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us in the ordinary course of their respective businesses, for which they received or will receive customary fees and expenses. If the affiliates of the underwriters have a lending relationship with us, certain of those affiliates routinely hedge, and certain other of the affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, which may include the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of IFF (directly, as collateral securing other obligations or otherwise). The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters are not broker-dealers registered with the SEC, and therefore may not make sales of any notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers or otherwise in accordance with the applicable U.S. securities laws and regulations.

Conflicts of Interest

Certain affiliates of the underwriters are lenders under our revolving credit facility. As described in “Use of Proceeds,” a portion of the net proceeds from this offering will be used to repay our borrowings under such facility. Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, will be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, as administered by FINRA. Pursuant to this rule, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the offering is of debt securities that are investment grade rated in accordance with paragraph (a)(1)(C) of FINRA Rule 5121. See “Use of Proceeds” for additional information.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospective Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the this provision, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes has been issued, may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (as amended, the “Financial Instruments and Exchange Act”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes offered under this prospectus supplement will be passed upon for us by Greenberg Traurig, LLP, New York, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of all of the securities covered by this prospectus supplement has been completed.

We incorporate by reference into this prospectus supplement the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	All information in our proxy statement filed on March 18, 2015, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

We will provide to each person to whom a prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus.

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

International Flavors & Fragrances Inc.

Attention: Investor Relations

521 West 57th Street

New York, NY 10019

Phone: (212) 765-5500

PROSPECTUS

INTERNATIONAL FLAVORS & FRAGRANCES INC.

DEBT SECURITIES

We may offer and sell from time to time, in one or more offerings, our debt securities. This prospectus describes the general terms of these debt securities and the general manner in which we will offer and sell them.

The specific terms and amounts of any debt securities and the specific manner for their offer and sale will be included in a prospectus supplement, which we will deliver together with this prospectus at the time of the sale. The prospectus supplement may also supplement, update or amend information contained in this prospectus. You should carefully read this prospectus, any related prospectus supplement and the documents incorporated by reference herein and therein, if any, before you invest in our debt securities. This prospectus may not be used to sell debt securities unless it is accompanied by a prospectus supplement.

We may sell the debt securities on a continuous or delayed basis directly to investors, through underwriters, dealers or agents, as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. More information about the way we will distribute the debt securities is in the section titled “Plan of Distribution.” The names of any underwriters, dealers or agents that will participate in a sale of debt securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Unless we state otherwise in a prospectus supplement, we will not list any of the debt securities on any securities exchange.

Investing in our securities involves risks. For a discussion of the risks you should consider before deciding to purchase these debt securities, please see the section titled “Risk Factors,” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell the debt securities at any time and from time to time in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information; Incorporation By Reference.”

This prospectus only provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information; Incorporation By Reference.”

We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to “IFF,” “the Company,” “we,” “us” and “our” are to International Flavors & Fragrances Inc. (together with its subsidiaries) unless the context otherwise provides.

THE COMPANY

IFF is a leading global creator of flavors and fragrances (including cosmetic active ingredients) that are used in the food, beverage, personal care or household products industries. Our flavor and fragrance compounds combine a number of ingredients to produce proprietary formulas created by our flavorists and perfumers. Utilizing our capabilities in consumer insight, research and product development (“R&D”) and creative expertise, we partner with our customers to provide innovative and differentiated product offerings that drive consumer preference. We believe that this collaborative approach will generate market share gains for our customers.

Our approximately 6,700 employees, 34 manufacturing facilities and 33 creative centers are located in 35 different countries. We collaborate with our customers to develop the 38,000 products we provide our customers in approximately 150 countries. We believe we are well positioned to serve both our global customers as well as the increasing number of regional and specialty consumer goods producers. In addition, through our acquisition of Lucas Meyer Cosmetics in 2015, we have added to our portfolio active and functional ingredients, botanicals and delivery systems to support our customers’ cosmetic and personal care product lines.

We principally compete in the flavors and fragrances market, which is part of a larger market which supplies a wide variety of ingredients and compounds that are used in consumer products. The broader market includes large multinational companies and smaller regional and local participants that supply products such as seasonings, texturizers, spices, enzymes, certain food-related commodities, fortified products and cosmetic ingredients.

Our principal executive offices are located at 521 West 57th Street, New York, New York 10019 and our telephone number is (212) 765-5500.

RISK FACTORS

Investing in our debt securities involves risks. Before you decide whether to purchase any of our securities, you should be aware of the risk factors discussed in the section titled “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015, as updated and modified periodically in our reports filed with the SEC. See “Where You Can Find More Information; Incorporation By Reference” for more information on these reports. The occurrence of any of these risks might cause you to lose all or part of your investment in our debt securities. You should carefully consider these risk factors together with all other information in this prospectus, incorporated by reference in this prospectus and the applicable prospectus supplement before deciding to invest in our debt securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus and the documents incorporated by reference, which are not historical facts or information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations and include statements concerning (i) the Company’s ability to achieve long-term sustainable growth and increase shareholder value, (ii) growth potential in the emerging markets, (iii) the Company’s ability to generate returns above cost of capital, (iv) the Company’s competitive position in the market and expected financial results in 2016, (v) expected savings from profit improvement initiatives, and (vi) expected capital expenditures and cost pressures in 2016. These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in the Company’s business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect,” “anticipate,” “believe,” “outlook,” “may,” “estimate,” “should,” and “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•	the Company’s ability to implement its Vision 2020 strategy;

•	the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2020 strategy, and to realize the anticipated benefits of those acquisitions;

•	the Company’s ability to effectively compete in its market, and to successfully develop new and competitive products that appeal to its customers and consumers;

•	changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending;

•	the Company’s ability to benefit from its investments and expansion in emerging markets;

•	the impact of currency fluctuations or devaluations in the principal foreign markets in which the Company operates, including the devaluation of the Euro;

•	the economic and political risks associated with the Company’s international operations, including current challenging economic conditions in China and Latin America;

•	the impact of any failure of the Company’s key information technology systems or a breach of information security;

•	the Company’s ability to attract and retain talented employees;

•	the Company’s compliance with environmental protection laws;

•	the Company’s ability to realize expected cost savings and efficiencies from its profitability improvement initiatives and other optimization activities;

•	volatility and increases in the price of raw materials, energy and transportation;

•	fluctuations in the quality and availability of raw materials;

•	the impact of a disruption in the Company’s supply chain or its relationship with its suppliers;

•	any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies;

•	the Company’s ability to successfully manage its working capital and inventory balances;

•	uncertainties regarding the outcome of, or funding requirements, related to litigation or settlement of pending litigation, uncertain tax positions or other contingencies;

•	the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments;

•	adverse changes in federal, state, local and international tax legislation or policies and adverse results of tax audits, assessments, or disputes; and

•	changes in market conditions or governmental regulations relating to our pension and postretirement obligations.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. For additional information regarding factors that could affect the Company’s results of operations, financial condition and liquidity, see “Risk Factors” in this prospectus and in any prospectus supplement, as well as the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and as may be included from time to time in our reports filed with the SEC.

The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this prospectus or included in any of our periodic reports filed with the SEC and incorporated by reference into this prospectus could materially and adversely impact our results of operations, financial condition and liquidity and our future financial results.

Any public statements or disclosures by the Company following this prospectus that modify or impact any of the forward-looking statements contained in or accompanying this prospectus will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities for general corporate purposes, including working capital. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of our debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference into this prospectus and any prospectus supplement. See “Where You Can Find More Information; Incorporation By Reference.”

Fiscal Year Ended
December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2011
9.51x	9.67x	8.50x	8.45x	7.19x

For purposes of this ratio, earnings consist of income before income taxes plus fixed charges and excluding capitalized interest. Fixed charges consist of interest expense, including capitalized interest and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest. Interest expense excludes interest related to unrecognized tax benefits, which is recognized as a component of income tax expense.

DESCRIPTION OF DEBT SECURITIES

We may offer and issue our debt securities from time to time in one or more series. The debt securities will be our unsecured direct obligations. The debt securities will be issued under an indenture, dated as of March 2, 2016, between us and U.S. Bank National Association, as trustee. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The statements made in this prospectus relating to the indenture and the debt securities to be issued under the indenture are summaries of certain provisions of the indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and the debt securities. The indenture is an exhibit to the registration statement to which this prospectus is a part.

General

The debt securities will rank equally and ratably in right of payment with other unsecured indebtedness of ours that is not subordinated. While such debt securities rank equally and ratably with our other unsecured indebtedness that is not subordinated, it is effectively junior to secured debt or debt on the level of our subsidiaries. We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our Board of Directors or as established in the indenture. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal of and premium, if any, on the debt securities or the method of determination thereof;

•	the place or places where payments will be made;

•	the place or places where the debt securities may be exchanged or transferred;

•	the rate or rates at which the debt securities will bear interest or the manner or calculation of such rate or rates, if any;

•

the date or dates from which interest will accrue, the interest payment dates on which interest will be payable or the manner of determination of such interest payment dates, and the record date for the determination of holders to whom interest is payable on any interest payment date;

•	the right, if any, to extend the interest payment periods and the duration of such extension;

•

the period or periods within which (or manner of determining the same), the price or prices at which (or manner of determining the same) and the terms and conditions upon which, debt securities of the series may be redeemed, in whole or in part, at our option, and any remarketing arrangements with respect to the debt securities of that series;

•

the obligation, if any, of the Company to redeem or purchase debt securities of the series pursuant to any sinking fund or analogous provisions (including payments made in cash in participation of future sinking fund obligations) or at the option of a holder thereof and the period or periods within which (or manner of determining the same), the price or prices at which (or manner of determining the same), and the terms and conditions upon which, debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series, including the form of the Trustee’s certificate of authentication for such series and any legends or endorsements to be placed thereon;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities of the series shall be issuable;

•

any and all other terms with respect to such series (which terms shall not be inconsistent with the terms of the indenture), including any terms which may be required by or advisable under U.S. laws or regulations or advisable in connection with the marketing of debt securities of that series;

•

whether the debt securities are issuable as global securities or definitive form or both and any restrictions on the exchange of one form of the debt securities for another and on the offer, sale and delivery of the debt securities in either form, and, if issuable as global securities, the identity for the depositary for such series;

•

if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	any additional or different events of default or restrictive covenants provided for with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;

•

if other than such coin or currency of the United States of America as at the time of payment is legal tender for payment of public or private debts, the coin or currency or currency unit in which payment of the principal of, or premium, if any, or interest on the debt securities of the series shall be payable;

•

if payments of principal of or interest, if any, on the debt securities are to be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•

the manner in which the amounts of payment of principal of or interest, if any, on the debt securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	if a person other than U.S. Bank National Association is to act as trustee for the debt securities of that series, the name and location of the corporate trust office of such trustee;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including subsidiaries of the Company;

•	whether the debt securities will be subject to defeasance as provided in the indenture;

•	if other than the trustee, the identity of the registrar, paying agent and custodian for the depositary;

•	if other than The Depository Trust Company, the identity of the depositary; and

•	any other terms of the debt securities of that series (which terms shall not be inconsistent with the requirements of the Trust Indenture Act).

In addition, the indenture does not limit our ability to issue convertible or exchangeable or subordinated debt securities. We may also issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations of $2,000 and integral multiples of $1,000 in excess of $1,000.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest on, principal of, and premium, if any, on any debt securities at the corporate trust office of the trustee. If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date to be fixed by the trustee; or

•	in any other lawful manner, all as more completely described in the indenture.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” You may exchange or transfer debt securities at the corporate trust office of the trustee, unless otherwise specified in the applicable prospectus supplement. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “registrar.” The registrar will also perform transfers of debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Consolidation, Merger and Sale of Assets

Under the indenture, we are permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, if we take any of these actions, we must meet the following conditions:

•

The successor entity to such consolidation or merger, or the entity which acquires substantially all of our assets, shall expressly assume by supplemental indenture (which shall conform to the provisions of the Trust Indenture Act, as then in effect), satisfactory in form to the trustee and executed and delivered to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all debt securities in accordance with the terms of such securities, and the due and punctual performance and observance of all the covenants and conditions of the indenture with respect to such securities to be kept or performed by us; and

•	Any other condition described in the applicable prospectus supplement.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any series of debt securities.

Events of Default

The indenture defines an “Event of Default” with respect to any series of debt securities issued pursuant to the indenture. Events of Default on debt securities are any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 30 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization involving us; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if (1) we have paid or deposited with the trustee a sum sufficient to pay(i) all matured installments of interest on such debt securities, (ii) all principal of (and premium, if any, on) such debt securities, (iii) to the extent enforceable under applicable law, interest upon overdue installments of interest, and (iv) amounts payable to the trustee and (2) all Events of Default, other than the non-payment of the principal with respect to debt securities of that series which have become due solely by such declaration of acceleration, have been remedied or waived as provided in the indenture and the trustee’s fees and expenses have been paid in full.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and after receipt of such request the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us to furnish to the trustee upon request a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the debt securities of one or more series without the consent of the holders of the outstanding debt securities under the indenture:

•	to cure any ambiguity, mistake or inconsistency in the indenture;

•

to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as the Board of Directors may deem necessary or desirable and which shall not materially and adversely affect the interests of the holders of debt securities;

•	evidence the succession of another corporation to the Company, or successive successions and the assumption by the successor corporation of the covenants, agreements and obligations of the Company;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company;

•

to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the rights of any holder of debt securities in any material respect;

•

to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series, to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to add or change CUSIP numbers or other identifying numbers of the debt securities of any series upon notice to holders of such debt securities;

•	to remove any legends placed on a debt security in accordance with the indenture;

•	to add any additional Events of Default;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there is no debt security of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

•

to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to any debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than the one Trustee.

In addition, we may modify and amend the indenture as to all other matters with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments; provided however that we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	extend the fixed maturity of any debt securities of any series;

•	reduce the principal amount of such debt securities;

•	reduce the rate or extend the time of payment of interest on such debt securities;

•	reduce any premium payable upon the redemption of such debt securities;

•	reduce the percentage of the holders of debt securities required to consent to any such supplemental indenture;

•	modify the right of any holder to receive or sue for payment of principal, premium or interest that would be due at the stated maturity; or

•	expressly subordinate the obligations of any series of debt securities to other indebtedness of the Company.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may also, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge, Defeasance and Covenant Defeasance

Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that the holders of outstanding debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, based on the fact that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling (which ruling may be, but need not be, issued with respect to the Company) or (ii) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do the following:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Forms of Securities

Each security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the registered securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal or premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the trustee, or any other agent of the Company or the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. If an Event of Default has occurred and is continuing with respect to any debt securities represented by a registered global security and the depositary requests the issuance of certificated debt securities, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, determine not to have securities represented by registered global securities and, in that event, will issue securities in definitive form for the registered global securities of that series. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the trustee. It is expected that the depositary’s instructions will be based on directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities being offered:

•	directly to purchasers,

•	through agents,

•	through dealers,

•	through underwriters, or

•	through a combination of any of the above methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. Any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth in the prospectus supplement relating to the offering of the securities. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with the underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Greenberg Traurig, LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities. The legality of the securities for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement. Any underwriters will also be advised about the validity of the securities and other legal matters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, or any other counsel to the underwriters named in a prospectus supplement accompanying this prospectus.

EXPERTS

The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports and certain other information with the SEC. Our SEC filings are available over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, each of which should be considered an important part of this prospectus supplement:

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	All information in our proxy statement filed on March 18, 2015, to the extent incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

International Flavors & Fragrances Inc.

Attention: Investor Relations

521 West 57th Street

New York, NY 10019

Phone: (212) 765-5500

We maintain an internet website at www.iff.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in or incorporated by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The information in or incorporated by reference in this prospectus and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement, as well as the documents incorporated by reference in the prospectus and any prospectus supplement, before making an investment decision.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

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% Senior Notes due

PROSPECTUS SUPPLEMENT

                             , 2016

Joint Book-Running Managers

BNP PARIBAS	J.P. Morgan	Morgan Stanley